Exhibit 99.1

CSPi Generates 18% Revenue Growth During FY 2025 Third Quarter

Reports Continued Progress Penetrating AZT PROTECT™ Sales Channels as Managed Services and Cloud-Based Businesses Maintain Growth Trajectories

LOWELL, Mass., August 14, 2025 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results, including an 18% increase in total revenue for the fiscal third quarter ended June 30, 2025 compared to the prior fiscal year 2024 quarter. The Company also announced that the Board of Directors declared a quarterly dividend of $0.03 per share payable September 15, 2025, to shareholders of record at the close of business on August 29, 2025.

Recent Achievements and Operating Highlights

●	Technology Solutions (TS) revenue grows 20% for the third fiscal quarter of 2025 compared to the same prior year quarter, reflecting increased demand for cloud-based services and from our Maritime commercial and tourism customers.
●	TS selected to deliver critical Microsoft Azure Project for Florida-Based Healthcare Provider due to its technical expertise in cloud services.
●	The High-Performance Products (HPP) segment broadened its relationship with South African cell tower customer with an additional multi-year contract to protect cell tower visual monitoring systems involving deploying AZT PROTECT™.
●	Strengthened reseller relationships led to new AZT PROTECT™ customer engagements in the steel, concrete and lumber industries.
●	Strongest customer order pipeline for AZT PROTECT™ since introducing the product reflecting the increasing market awareness and demand for our innovative solutions both domestically and internationally.
●	Added as a member of the broad-market Russell 3000® Index as part of the 2025 Russell indexes reconstitution.
●	Board of Directors declares $0.03 per share quarterly dividend.

“In addition to 18% total revenue growth driven by our TS business segment in the third fiscal quarter of 2025 compared to the same prior year quarter, we generated significant momentum throughout the quarter for our differentiated AZT PROTECT™ offering,” commented Victor Dellovo, Chief Executive Officer.  “Midway through the fiscal fourth quarter we are continuing to experience high interest across our business segments, which increases our potential to grow the top and bottom line for the full fiscal year. The TS business remains strong as the cloud-based business continues to exceed our projections including a secured Microsoft Azure Project for a Florida-Based Healthcare Provider during the third fiscal year quarter.  Furthermore, our Maritime business is robust and has required added personnel resources to meet current demand.”

“The success of our AZT PROTECT™ reseller and distribution-focused strategy was featured prominently in the fiscal third quarter as we signed new customers in the steel, concrete and lumber industries. These are critically important verticals, allowing us to further develop the relationship with Rockwell and other resellers as we build brand identity in dynamic growth markets. Internationally, the recently announced follow up order with a South African cell tower company demonstrates the impact of our layered-on sales approach to position the Company for larger six and seven figure contracts.  As we remain focused on executing our go-to-market strategies, I believe our inclusion in the Russell 3000® Index will elevate the awareness of our story among a broader institutional base and coincide with new AZT PROTECT™ customers.”

Fiscal 2025 Third Quarter Results

Revenue for the fiscal third quarter ended June 30, 2025, increased 18% to $15.4 million compared to revenue of $13.1 million for the fiscal third quarter ended June 30, 2024. Product revenue represented $10.2 million of sales, rising 29% compared to the year-ago product revenue of $7.8 million. Service revenue for the quarter was $5.3 million, a slight increase compared to fiscal 2024 third quarter.

Exhibit 99.1

Gross profit for the three months ended June 30, 2025, was $4.5 million compared to $4.6 million to the fiscal 2024 third quarter.  Gross margin for the fiscal third quarter ended June 30, 2025, was 29% of sales, down compared to 34% of sales for the year ago fiscal third quarter, due to the higher proportion of product revenue as the services business was relatively flat. The Company reported a net loss of $(0.3) million, or $0.03 per diluted common share for the fiscal third quarter, compared to a net loss of $(0.2) million, or $0.02 per diluted common share for the prior fiscal year third quarter.

The Company continued to maintain a robust balance sheet and as of June 30, 2025, had cash and cash equivalents of $26.3 million. The Company continues to successfully manage its financial resources to ensure a robust balance sheet as it continues to build brand awareness for the AZT PROTECT offering.  Additionally, during the quarter the Company repurchased over 19,000 shares for a total cost of $0.3 million.  Approximately 0.3 million shares remain available under the share repurchase authorization approved by the Board of Directors in 2021.

Fiscal Year 2025 Nine Month Results

Revenue for the fiscal nine months ended June 30, 2025, was $44.3 million compared with revenue of $42.2 million in prior year period. Gross profit for the fiscal nine months ended June 30, 2025, was $13.2 million, or 30% of sales compared with $15.2 million, or 36% of sales. The Company reported net income of $0.1 million, or $0.01 per share in the fiscal nine months ended June 30, 2025, compared with net income of $1.3 million, or $0.13 per diluted share for the fiscal nine months ended June 30, 2024.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/52832. Individuals also may listen to the call via telephone, by dialing 973-528-0016 or 877-545-0523 and use the Participant Access Code: 382619 when greeted by the live operator. A replay of the webcast will be available for approximately one year on the CSPi website.

About CSPi

CSPi (NASDAQ:CSPI) operates two segments, each with unique expertise in designing and implementing technology solutions to help customers use technology to success. The High Performance Product segment, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from cyberattack with the AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed.

CSPi's Technology Solutions segment helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

Exhibit 99.1

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to projections or guidance concerning business performance, revenue, earnings, cash flow, the current economic environment, liquidity, strategic decisions and actions, and other financial and operational measures. Statements include our layered-on sales approach to position the Company for larger six and seven figure contracts, midway through the fiscal fourth quarter we are continuing to experience high interest across our business segments, which increases our potential to grow the top and bottom line for the full fiscal year, our inclusion in the Russell 3000® Index will elevate the awareness of our story among a broader institutional base and coincide with new AZT PROTECT™ customers.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

SOURCE: CSP Inc.

CONTACT:

CSP Inc.
Gary Levine, 978-954-5040
Chief Financial Officer

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2025	September 30, 2024

Assets
Current assets:
Cash and cash equivalents	$26,308	$30,585
Accounts receivable, net	13,453	14,494
Financing receivables, net	3,869	4,384
Inventories	3,532	2,293
Other current assets	2,342	3,093
Total current assets	49,504	54,849
Financing receivables due after one year, net	3,069	2,922
Cash surrender value of life insurance	5,806	5,589
Other assets	8,405	6,076
Total assets	$66,784	$69,436

Liabilities and Shareholders’ Equity
Current liabilities	$15,366	$18,682
Pension and retirement plans	1,259	1,306
Other non-current liabilities	2,675	2,178
Shareholders’ equity	47,484	47,270
Total liabilities and shareholders’ equity	$66,784	$69,436

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30	June 30	June 30	June 30
	2025	2024	2025	2024
Sales:
Product	$10,150	$7,845	$29,717	$27,710
Services	5,298	5,260	14,548	14,476
Total sales	15,448	13,105	44,265	42,186

Cost of sales:
Product	8,553	6,523	24,551	21,167
Services	2,442	2,000	6,490	5,864
Total cost of sales	10,995	8,523	31,041	27,031

Gross profit	4,453	4,582	13,224	15,155

Operating expenses:
Engineering and development	791	737	2,340	2,163
Selling, general and administrative	4,885	4,565	13,455	12,821
Total operating expenses	5,676	5,302	15,795	14,984

Operating (loss) income	(1,223)	(720)	(2,571)	171

Other income, net	208	460	1,122	1,232

(Loss) income before income taxes	(1,015)	(260)	(1,449)	1,403

Income tax (benefit) expense	(751)	(75)	(1,549)	73

Net (loss) income	$(264)	$(185)	$100	$1,330
Net (loss) income attributable to common shareholders	$(264)	$(185)	$94	$1,244

Net (loss) income per common share - basic	$(0.03)	$(0.02)	$0.01	$0.14
Weighted average shares outstanding – basic	9,362	9,110	9,275	9,014

Net (loss) income per common share - diluted	$(0.03)	$(0.02)	$0.01	$0.13
Weighted average shares outstanding net income - diluted	9,362	9,110	9,611	9,410